SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25


                                                Commission File Number: 1-12040


                           NOTIFICATION OF LATE FILING



     (Check One): / / Form 10-K / / Form 11-K / / Form 20-F /X/ Form 10-Q

     For Period Ended: September 30, 2000
                       -------------------------------------------------------

  / / Transition Report on Form 10-K       / / Transition Report on Form 10-Q
  / / Transition Report on Form 20-F       / / Transition Report on Form N-SAR
  / / Transition Report on Form 11-K
         For the Transition Period Ended:
                                         -------------------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ----------------------



                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant  Sun Healthcare Group, Inc.
                           ---------------------------------------------------
Former  name  if applicable
                           ---------------------------------------------------

Address of principal  executive office (STREET AND NUMBER)
                                101 Sun Avenue,  N.E.
                                ----------------------
City, state and zip code        Albuquerque, NM 87109
                                ----------------------


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                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable).

    |  (a)  The reasons described in reasonable detail in Part III of this
    |       form could not be eliminated without unreasonable effort or expense;
    |
/x/ |  (b)  The subject annual report, semi-annual report, transition report
    |       on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be
    |       filed on or before the 15th calendar day following the prescribed
    |       due date; or the subject quarterly report to transition report on
    |       Form 10-Q, or portion thereof will be filed on or before the
    |       fifth calendar day following the prescribed due date; and
    |
    |  (c)  The accountant's statement or other exhibit required by
    |       Rule 12b-25(c) has been attached is applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.):

     Sun Healthcare Group, Inc. ("Sun") requires additional time to file its Form 10-Q because Sun was only recently able to complete and file its Form 10-Q for the quarter ended June 30, 2000. Sun fell behind in its filings as a result of the filing of voluntary petitions by the Company and its U.S. operating subsidiaries for protection under Chapter 11 of the U. S. Bankruptcy Code with the U. S. Bankruptcy Court for the District of Delaware.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

         Jennifer Botter              505                   821-3355
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              (Name)              (Area Code)          (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        /x/ Yes     / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  / / Yes  / / No  /X/ Unknown



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     If so: Attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

     Sun Healthcare Group, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 2000                    By:     /s/  Jennifer Botter
                                            -----------------------------
                                            Name:   Jennifer Botter
                                            Title:  Vice President and
                                                    Corporate Controller



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